Exhibit 99.1

Lear Contact:	Katya Pruett
248-447-1646

Lear Appoints Aerospace Industry Veteran Carl Esposito as President of E-Systems

SOUTHFIELD, Mich., Aug. 14, 2019 /PRNewswire/ — Lear Corporation (NYSE: LEA), a global automotive technology leader in seating and electrical and electronic systems, today announced that it has appointed Carl Esposito, an aerospace industry executive with broad expertise in electronics, software development and connectivity, as Senior Vice President and President of the Company’s E-Systems division.

Esposito will join Lear on Sept. 3 and report to Ray Scott, Lear’s President and CEO.

Esposito brings to Lear vast experience in the development of global transportation technology. Most recently, he served as President of the Electronic Solutions Strategic Business Unit for Honeywell Aerospace, a division of Honeywell International Inc., where he oversaw strategy, product development and sales for the $5 billion business.

In this role, Esposito led a global workforce of more than 6,500 engineers, business leaders and program managers, and served commercial aviation and government customers with a portfolio of integrated electronics, software, sensors, navigation, safety, surveillance and connectivity solutions. During his tenure as President, sales increased by over $1 billion in two years.

During his career at Honeywell, Esposito held various positions in the U.S. and Europe, including global sales and marketing, product management and strategy, program management and engineering. He also directed and had full profit and loss responsibility for multiple business units.

“Carl will be an outstanding President of E-Systems during this time of accelerated industry growth and change. He is a highly analytical and strategic technology business leader who will leverage his tremendous expertise in electronics, software and connectivity to further enhance E-Systems’ strong product platforms,” said Scott. “With 30 years of deep and varied experience, Carl brings a powerful combination of robust commercial and operations skills and an extensive track record of managing for profitable growth. He is a proven executive who is well equipped to drive improvement in E-Systems’ financial performance and strengthen its global competitiveness.”

“I am excited to be joining Lear during this transformative time in the automotive industry,” Esposito said. “E-Systems is well positioned to capitalize on the mega trends of electrification, connectivity, software and data, and I look forward to working with the team to accelerate the pace of innovation and enhance long-term value creation for our customers and shareholders.”

Esposito has an undergraduate degree in electrical engineering from Rensselaer Polytechnic Institute and holds Masters degrees in both Program Management and Business Administration from the Keller Graduate School of Management.

About Lear Corporation

Lear is a global automotive technology leader in seating and electrical and electronic systems. Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 161,000 employees located in 39 countries. Lear currently ranks #147 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com, or follow us on Twitter @LearCorporation. Lear is where passion drives possibilities.

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